UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):    January 23, 2006

MILLENNIUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28494	04-3177038
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

40 Landsdowne Street
Cambridge, Massachusetts 02139
(Address of principal executive offices) (zip code)

(617)  679-7000
 (Registrant's telephone number, including area code)

Not applicable
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 23, 2006, Millennium Pharmaceuticals, Inc. (the “Company”) and Christophe Bianchi entered into an employment offer letter agreement under which Mr. Bianchi will serve as Executive Vice President, Commercial Operations of the Company effective February 1, 2006. Under the agreement, the Company will pay Mr. Bianchi an annual base salary of $415,000 and he will be eligible to participate in the Company’s 2006 Success Sharing Bonus Program with a target bonus of 45% of his annual salary. He will also receive a sign-on bonus of $25,000 on the date of the first paycheck following the commencement of his full-time employment and $35,000 on the date of the first paycheck following commencement of his second year of full-time employment.

Mr. Bianchi’s employment with the Company is at-will and may be terminated by the Company at any time with or without cause. If his employment with the Company is terminated by the Company without Justifiable Cause or by him for Good Reason (each as defined in the agreement) then, subject to certain conditions, the Company is obligated to pay him severance payments equal to twelve months’ salary.

The Company will grant Mr. Bianchi options to purchase a total of 200,000 shares of the Company’s common stock, $.001 par value per share. One third of the total number of shares will be granted to him on the last day of the calendar month in which he commences full-time employment with the Company and one third will be granted on the last day of each of the next two succeeding calendar months. The exercise price of the options will be equal to the fair market value of the Company’s common stock on the date of each grant. All options will vest as to one fourth of the shares on the first anniversary of his commencement of full-time employment with the Company and as to one forty-eighth of the shares monthly thereafter until all shares are vested, provided that he remains employed by the Company. In addition to the stock options, the Company will issue to Mr. Bianchi 30,000 shares of restricted stock of which one third will vest on each of the first, second and third anniversaries of the commencement of his employment with the Company, provided he is employed by the Company on those dates.

Under the terms of option grants and grant of restricted stock, if Mr. Bianchi dies while employed by the Company, the options and restricted stock will vest immediately and the options will remain exercisable until the earlier of three years following the date of death or ten years after the date of grant. The options and restricted stock will fully vest if he terminates his employment for good reason or his employment is terminated by the Company without cause during the period one month before through one year after a change in control. Each option terminates on the earlier of (i) ten years from the date of grant or (ii) the date three months after Mr. Bianchi ceases to serve as a director or employee (except in the case of disability, the date one year after the date of disability). If Mr. Bianchi retires after ten years of employment with the Company and is at least 55 years of age, the options will terminate on the date three years after the date of retirement or the date the option expires, if earlier.

The Company will credit $100,000 to a tax-deferred account for Mr. Bianchi. He will become one third vested in the account on the second anniversary of his employment date and an additional one third of the account will vest on each anniversary thereafter until the account is fully vested. In the event of his termination of employment, the Company will pay to him the vested portion of the account in ten annual installments, adjusted to reflect the account’s investment returns.

Other terms of the agreement include reimbursement of certain expenses including relocation and temporary housing.

Item 2.02	Results of Operations and Financial Condition.

On January 26, 2006, Millennium Pharmaceuticals, Inc. issued a press release to report unaudited financial results for the quarter and year ended December 31, 2005 and to provide information about its goals for 2006. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 2.02 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The attached press release contains non-GAAP financial measures. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to other measures of the Company’s financial position prepared in accordance with generally accepted accounting principles (GAAP).

Specifically, the attached press release discusses non-GAAP net loss, non-GAAP net income and non-GAAP profitability, which are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $34 million in 2006, restructuring charges of between $25 million and $30 million in 2006 and stock-based compensation expense of between $40 million and $50 million in 2006, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events.

The Company’s management uses these non-GAAP financial measures to gain a better understanding of the Company’s core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts or to those of the Company’s competitors. These measures are also used by the Company’s management in their financial and operating decision-making and for compensation purposes.

These non-GAAP measures exclude certain non-operational and restructuring charges, non-cash charges and specified other charges that are included in the most directly comparable GAAP measures. The Company excludes these items because it believes they are outside of the Company’s normal operations and, in certain cases, are difficult to forecast accurately for future periods. Specifically, on both a historic and a forward-looking basis, these non-GAAP measures exclude:

        • Expense associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of two to 13 years. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

        • Costs associated with the Company’s 2005 strategic refinement and restructuring, such as reducing overhead and consolidating facilities, resulting from the restructured relationship between Schering-Plough and the Company for INTEGRILIN® (eptifibatide) Injection and the reduction in the Company’s inflammation discovery programs. The Company believes that the costs related to these restructuring activities are not indicative of the Company’s normal operating costs.

        • Costs associated with the Company’s 2003 restructuring effort, such as reducing overhead and consolidating facilities. The Company believes that the costs related to these restructuring activities are not indicative of the Company’s normal operating costs.

        • Expense associated with stock-based compensation related to stock options, the Company’s employee stock purchase plan and restricted stock because the Company believes that including this expense could be misleading in the comparison of the Company’s financial results to previous periods and does not provide meaningful insight into the Company’s ongoing operations. Additionally, because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the inclusion of stock-based compensation could create the potential for misleading comparisons of the Company’s operating results to its competitors.

        • Costs associated with the Company’s debt financing activities such as amortization on capitalized professional and banking fees and charges related to the fair value of the put premiums the Company has placed on its convertible notes because the Company considers these costs to be nonoperational and nonrecurring and therefore not necessarily indicative of the Company’s future financial commitments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM PHARMACEUTICALS, INC. (Registrant)
Date: January 26, 2006	By	/s/ MARSHA H. FANUCCI

Marsha H. Fanucci
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Millennium Pharmaceuticals, Inc. dated January 26, 2006